Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-207030

PRICING TERM SHEET

July 19, 2018

M&T Bank Corporation

$500,000,000 3.550% Fixed Rate Senior Notes due 2023 (“Fixed Rate Notes”)

$250,000,000 Floating Rate Senior Notes due 2023 (“Floating Rate Notes”)

Issuer:	M&T Bank Corporation

Issuer Ratings*:	A3 / A- / A (Outlook: Stable / Stable / Stable) (Moody’s / S&P / Fitch)

Offering Format:	SEC Registered

Trade Date:	July 19, 2018

Settlement Date:

July 26, 2018

We expect to deliver the Notes against payment for the Notes on the fifth business day following the Trade Date (“T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes more than two business days prior to the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Day Count Convention:	Fixed Rate Notes: 30 / 360 Floating Rate Notes: Actual / 360

Title:	Fixed Rate Notes: 3.550% Fixed Rate Senior Notes due 2023 Floating Rate Notes: Floating Rate Senior Notes due 2023

Principal Amount:	Fixed Rate Notes: $500,000,000 Floating Rate Notes: $250,000,000

Maturity Date:	Fixed Rate Notes: July 26, 2023 Floating Rate Notes: July 26, 2023

Coupon (Interest Rate):	Fixed Rate Notes: 3.550% Floating Rate Notes: Three-month LIBOR + 68 bps, reset quarterly

Price to Public:	Fixed Rate Notes: 99.923% Floating Rate Notes: 100%

Yield to Maturity:	Fixed Rate Notes: 3.567% Floating Rate Notes: N/A

Spread to Benchmark Treasury:	Fixed Rate Notes: +83 bps Floating Rate Notes: N/A

Benchmark Treasury:	Fixed Rate Notes: 2.625% due June 30, 2023
Floating Rate Notes: N/A

Benchmark Treasury Price / Yield:	Fixed Rate Notes: 99-15+/ 2.737% Floating Rate Notes: N/A

Interest Payment Dates:

Fixed Rate Notes: Semi-annually on each January 26 and July 26, commencing January 26, 2019

Floating Rate Notes: Quarterly on each January 26, April 26, July 26 and October 26, commencing October 26, 2018

CUSIP / ISIN:	Fixed Rate Notes: 55261F AJ3 / US55261FAJ30 Floating Rate Notes: 55261F AK0 / US55261FAK03

Underwriters’ Discounts	Fixed Rate Notes: 0.136% Floating Rate Notes: 0.136%

Proceeds to Issuer (before expenses)	Fixed Rate Notes: $498,935,000 Floating Rate Notes: $249,660,000

Denominations	Fixed Rate Notes: $2,000 x $1,000 Floating Rate Notes: $2,000 x $1,000

Optional Redemption:	The Notes are not subject to repayment at the option of the holders prior to their respective Maturity Dates. The Issuer may redeem the Notes, in whole or in part, on or after the date that is 30 days prior to the respective Maturity Date at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Joint Book-Running Managers:	Morgan Stanley & Co. LLC Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC UBS Securities LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or by calling 1-866-718-1649 or emailing prospectus@morganstanley.com or Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, New York, NY 10010, or by calling 1-800-221-1037 or emailing newyork.prospectus@credit-suisse.com or J.P. Morgan Securities LLC, Attention: Investment Grade Syndicate Desk, 383 Madison Avenue, New York, NY 10179, or by calling (212) 834-4533 or UBS Securities, LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, or by calling toll-free at 1-888-827-7275.

This pricing term sheet supplements the preliminary prospectus supplement issued by M&T Bank Corporation on July 19, 2018 relating to the accompanying prospectus dated September 18, 2015.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.